Exhibit 10.1

RUSSELL SERVICE AGREEMENT

AGREEMENT, dated as of December 11, 2013, by and between Celadon Group, Inc., a Delaware corporation, whose principal place of business is One Celadon Drive, 9503 E. 33rd Street, Indianapolis, Indiana 46235 (the “Company”), and Stephen Russell (“Russell”).

WHEREAS, Russell is currently the Chairman of the Board and an executive employee of the Company, and Russell agrees to remain in the position of a non-employee Chairman of the Board (this position shall hereinafter be referred to as the position of “Chairman”) through December 11, 2015, unless the term of his service as Chairman is earlier terminated as provided for below or is extended by the Company for one or more additional one (1) year terms also as set forth below, after which he shall cease to provide services to the Company;

WHEREAS, the Company has determined to continue to retain Russell, and Russell has agreed to be so retained by the Company, in accordance with the terms and provisions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Russell’s Duties.

(a) General. During the Service Period (as hereinafter defined), or any extension thereof, Russell shall serve as Chairman. He will report to the Board of Directors (the “Board”) of the Company and will consult with and advise the Board and the Company’s President and Chief Executive Officer on affairs of the Company. As Chairman, Russell shall retain his executive assistant. During his Service Period or any extension thereof, he shall have the duties and responsibilities commensurate with the Chairman’s position on less than a full time basis and as may be assigned to him from time to time by the Board and the Company’s President and Chief Executive Officer. Russell’s place of work shall be the principal offices of the Company in Indianapolis, Indiana, provided, however, he understands and agrees that he may be required to travel from time to time for business reasons consistent with past practice. The Company agrees to use its best efforts to cause him to be elected to the Board during his Service Period, subject to nomination by the Board (in accordance with the recommendations of the Compensation and Nominating Committee (“Compensation Committee”) of the Board) and approval by the Company’s shareholders.

(b) Russell’s Services. Russell shall devote an average of twenty (20) hours per week to the Company’s business. In his position as Chairman, he shall diligently and faithfully serve the Company; shall properly perform his duties and exercise his powers; comply with the Company’s policies applicable to him from time to time regarding business conduct, conflicts of interest, confidentiality and otherwise, and shall use his best efforts to promote and serve the interests of the Company. Further, he shall not, directly or indirectly, render services for remuneration or otherwise to any other person or organization or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder without the prior approval of the Company’s Board of Directors which will not be unreasonably withheld. Notwithstanding the foregoing, Russell may (i) serve on civic or charitable boards or engage in civic and charitable activities, (ii) serve on the boards of directors of any company to the extent permitted under guidelines developed by the Audit and Corporate Governance Committee (“Audit Committee”) of the Board, (iii) have other business interests (provided such interests do not conflict in a material way with the interests of the Company) and (iv) manage personal investments, in each case, as long as any such activity singularly or together with any other activity does not interfere with Russell’s performance of his duties and the meeting of his obligations hereunder.

2. Term of Chairmanship. Russell’s Service Period as Chairman of the Company pursuant to the terms of this Agreement shall commence on December 11, 2013 (the “Effective Date”), and shall continue until December 11, 2015 (the “Service Period”), unless renewed prior to December 11, 2015 and annually thereafter by the mutual agreement of the Chairman and the Company for an additional  year subject to the approval by the Company’s Board of Directors and ratification by its shareholders. The period from the date of this Agreement until the termination of the Russell’s service hereunder in accordance with the terms of this Agreement is hereinafter referred to as the “Service Period” or if extended one or more times for an additional one (1) year term, that period will hereinafter be referred to as the “Extended Service Period.”

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation to the Chairman during his Service Period or Extended Service Period, as appropriate, as compensation for services rendered:

(a) Base Salary. The Company shall pay to the Chairman an annual salary (the “Base Salary”) at the rate of $300,000 per year payable in twelve (12) equal monthly installments in accordance with the ordinary payment practices of the Company as established from time to time.

(b) Annual Bonus. During his tenure as Chairman, Russell shall not be eligible to earn an annual cash bonus.

(c) Equity Awards and Stock Options. Russell shall not be eligible to receive any grants of equity incentive awards that may be made to Board members or other senior executive officers of the Company (the “Annual Equity Grants”) in accordance with and subject to the terms of the Company’s 2006 Omnibus Incentive Plan or such successor incentive plan as may be in effect from time to time and applicable to other senior executive officers and Board members (the “Omnibus Plan”) and the terms of any award agreement issued thereunder. However, all of the stock options previously granted to Russell shall be deemed to have been amended so that existing stock options will continue in full force and effect notwithstanding the elimination of Russell’s employment status upon the effective date of this Agreement.  Russell shall be given ninety (90) days after his termination or resignation under and during the term of this Agreement or any renewal (Extended Service Period) under paragraph 2 hereof, to exercise any vested and unexpired stock options that had previously been granted to him by the Company.

(d) Pension Benefit Plans. Russell shall no longer be eligible to participate in the Company’s 401(k) plan and any other defined contribution or defined benefit retirement plan, or any successor thereto, maintained or contributed to by the Company, or any subsidiary thereof, in accordance with and subject to the terms of such plans, as they may be amended from time to time.

(e) Life Insurance. The Company will reimburse Russell on his annual life insurance policy premiums up to but not more than $19,000 per year.

(f) Business and Travel Expenses. The Company shall provide Russell with the use of a Company credit card and will reimburse him for any other reasonable business travel expenses and other business-related expenses properly incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with and subject to the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(g) Vacation. Russell shall no longer be entitled to receive vacation and paid-off time as may be available generally to other senior executive officers of the Company.

(h) Office Support and Staff. During the Service Period, or any extension thereof, the Company shall provide Russell with an office, office furnishings and secretarial and other administrative support in a manner commensurate with his status. Such office and support shall be at the Company’s principal offices and the assistant shall be assigned to him on a dedicated basis, but the assistant may have other duties as well. Initially, such assistant shall be the Executive’s current assistant; in the event of her departure, the Company shall assign to Russell another assistant subject to his reasonable acceptance.

(i) Indemnification. During the Service Period, or any extension thereof, the Company will not take any action that would lessen Russell’s eligibility for indemnification under applicable law, Company organizational documents, contracts, and insurance, compared with the eligibility of other senior executive officers in effect from time to time. Russell’s post-termination rights to indemnification also shall be no less favorable than those applicable from time to time to other former officers and directors of the Company.

(j) Perquisites. During the Service Period, or any extension thereof, Russell shall not be entitled to a Company car but the Company will provide him with a car allowance that will reimburse him for his reasonable car lease payments and auto insurance expenses; but since he is no longer an employee of the Company he will no longer be entitled to group medical benefits; the payment of long term disability insurance premiums and other perquisites and executive benefits consistent with those made available to other senior executive officers and employees of the Company unless otherwise discussed above.

4. Termination of Russell’s Service during the Service Period.

(a) Termination of Service in General; Notice. Subject to the notice requirement set forth in section 4(d) below, and termination for cause as set forth in sections 4(b) and death of Russell as set forth in section 4(c) below, at any time during the Service Period, or the Extended Service Period, if applicable, the Company may terminate Russell’s service as Chairman, and Russell may resign his service with the Company, at any time for any reason or for no stated reason. During the Service Period, the following amounts shall be paid or provided to Russell if his service with Company ends for any reason (collectively, the “Accrued Amounts”): (i) payment of any unpaid Base Salary from the date of termination or resignation to the end of the Service Period or the Extended Service Period if his service was extended by the Company; (ii) a cash payment for all properly incurred but unreimbursed amounts for reasonable business travel and other business-related expenses in accordance with the terms of Section 3(f) hereof; and (iii) any other amounts or benefits required to be paid or provided by law or under the terms of any applicable pension, welfare or equity compensation plan of the Company. Unless otherwise indicated in this Agreement, the Accrued Amounts shall be paid to Russell within thirty (30) days following the date of such termination or resignation.

(b) Termination for Cause; Resignation Without Good Reason. During the Service Period or any Extended Service Period, the Company may terminate Russell’s service to the Company immediately for Cause (as hereinafter defined), and Russell may resign his service for the Company without Good Reason (as hereinafter defined), in either of which event Russell shall be entitled to the Accrued Amounts with the exception that he will only be entitled to any unpaid compensation due him to the earlier of his date of termination or resignation without Good Reason. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of his service to the Company.

(c) Termination Due to Death. During the Service Period or any Extended Service Period, Russell’s service with the Company shall terminate automatically on the date of Russell’s death. In the event of termination of Russell’s service by reason of Russell’s death, the Company shall pay to his estate or beneficiaries, as applicable), the Accrued Amounts with the exception that he will only be entitled to any unpaid compensation due him to the date of his death.

(d) Notice of Termination. Any termination of Russell’s service by the Company or resignation by Russell shall be communicated by a written “Notice of Termination” or “Notice of Resignation” to the other party hereto given in accordance with Section 16 of this Agreement. In the event of a termination by the Company for Cause, or resignation by Russell for Good Reason, the Notice of Termination or Notice of Resignation, as applicable, shall (i) indicate the specific section of this Agreement relied upon for the termination or resignation, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for Russell’s termination or resignation and (iii) specify the date of termination or resignation.

(e) “Cause” means Russell’s (i) willful and continued failure to perform substantially all of the duties assigned to him as Chairman for the Company; (ii) intentional dishonesty on Russell’s part in the performance of his duties with the Company; (iii) conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime under the laws of the United States or any state thereof, or any other jurisdiction in which the Company conducts business or provides services, which constitutes (x) a felony or (y) a misdemeanor involving moral turpitude; (iv) willful malfeasance or willful misconduct in connection with Russell’s duties as Chairman with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates; (v) material breach of this Agreement or any other agreement between Russell and the Company; (vi) Russell is not elected as a Director on the Company’s Board of Directors by the Company’s shareholders at a duly called annual shareholder meeting or (vii) other conduct that reasonably could be anticipated to be materially harmful to the business, interests, or reputation of the Company, each as determined by the Board in its reasonable judgment.

(f) “Good Reason” shall mean (i) a material breach by the Company of the terms of this Agreement; (ii) a material reduction by the Company in Russell’s annual base salary in violation of this Agreement; (iii) a failure by the Company to provide the office and support referenced in Section 3(h) hereof; or (iv) requiring Russell to be on extended travel status; provided, however, that no event or condition shall constitute Good Reason unless (A) Russell gives the Company, written notice of his intention to resign his position for Good Reason and the grounds for such resignation no later than sixty (60) days of the occurrence of the act or omission that Russell believes constitutes such grounds and (B) such grounds for resignation are not corrected by the Company within 30 days of its receipt of such notice and (C) if the Company fails or refuses to take corrective action in said time period, Russell’s resignation will be effective thirty (30) days after the expiration of the Company’s thirty (30) day corrective action period.

5. Confidentiality.

(a) Confidential Information. Without limiting Russell’s duties under the law, and in addition thereto, Russell shall not, during the Service Period or any extension thereof directly or indirectly divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matter affecting or relating to the business of the Company or its subsidiaries (the “Company Group”), or any matter affecting or relating to its customers, including, without limitation, any trade secrets or any correspondence, accounts, connections or dealings of the Company Group or any knowledge gained in relation thereto during Russell’s prior employment and current service for the Company any information whatsoever concerning any past or present customer of the Company Group (“Confidential Information”); provided, however, that the restrictions contained in this Section 5(a) shall not apply to any information that has entered into the public domain other than by reason of Russell’s breach.

(b) In the event that Russell becomes legally compelled to disclose any Confidential Information, Russell shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Russell shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(c) Exclusive Property. Russell confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by Russell relating to the business of the Company or the Company Group shall be and remain the property of the Company or the Company Group.

6. Noncompetition and Nonsolicitation.

(a) Russell agrees that during the Service Period and for a period beginning on the later of the date his service for the Company terminates (the “Termination Date”) and ending on the second anniversary thereof (the “Restricted Period”), Russell shall not, without the prior written consent of the Company, either alone or in concert or association with others, directly or indirectly, for remuneration or otherwise, either as principal, agent, consultant, employee, benefactor, stockholder (other than as a passive investor in 2% or less of the equity securities of a publicly traded entity) or any other capacity, perform any services or engage in any work for or on behalf of any company, firm, partnership, joint venture or other business enterprise or business entity that competes with any business or activity of the Company Group.

(b) Russell agrees that during the Restricted Period, Russell shall not directly or indirectly (i) solicit, induce or attempt to solicit or induce any person who is, or during the then most recent 12-month period was, an employee or officer of the Company Group, and who Russell knows or reasonably should know is or was such a person, to leave the employ of the Company Group or violate the terms of his or her contract, or any employment arrangement, with the Company Group; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company Group that Russell knows or reasonably should know is such a person or entity to cease doing business with the Company Group. As used herein the term “indirectly” shall (x) include, without limitation, the Russell’s permitting the use of Russell’s name by any competitor of the Company Group in violation of this Section 6(b) and (y) not include any general, non-targeted employment advertising efforts by any person employing or otherwise affiliated with Russell.

7. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.

8. Nonassignability; Binding Agreement.

(a) By Russell. Neither this Agreement nor any or all rights, duties, obligations or interests hereunder shall be assignable or delegable by Russell.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, but no such assignment by the Company shall relieve the Company of its obligations hereunder without Russell’s consent.

(c) Binding Effect. This Agreement shall not be binding upon, nor inure to the benefit of, the parties hereto, any successors to or assigns of the Company, except in accordance with the terms of Section 8(b) hereof, or to Russell’s heirs or the personal representatives of his estate, except as a result of Russell’s death or disability.

9. Compliance with Section 409A. This Agreement shall be administered and interpreted in accordance with section 409A of the Internal Revenue Code, as amended.

10. Contractor Status. Any payments made or benefits provided to Russell under this Agreement shall be paid to him as a contractor and not as an employee. At the end of each year the Company will issue Russell a 1099 reflecting his Company compensation.

11. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Indiana, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

13. Entire Agreement; Supersedes Previous Agreements. Except as otherwise expressly provided herein, this Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings which includes, but is not limited to, Russell’s Employment Contract dated January 21, 1994 and as amended on February 12, 1997 (“First Amendment”), on August 1, 1997 (“Amendment No. 2”), on July 25, 2000 (“Amendment No. 3”), on April 4, 2002 (“Amendment No. 4”) and on November 20, 2002 (“Amendment No. 5”), and the terms and conditions of an 8-K filed on or about December 6, 2012, shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

14. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Celadon Group, Inc.
One Celadon Drive
9503 E. 33rd Street
Indianapolis, Indiana 46235
Attn: Mr. Paul Will

To the Chairman:

Mr. Stephen Russell
1286 W. 106th Street
Carmel, Indiana 46032

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by overnight or electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission or delivery.

(This space intentionally left blank. Signatures on following page.)

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by the Chairman of the Board’s Compensation Committee pursuant to the authority of its Board, and Russell has executed this Agreement, and it will be effective as of the day and year first written above.

CELADON GROUP INC.

By:	/s/ Michael Miller
Name: Michael Miller Title: Chairman of the Compensation and Nominating Committee of the Board of Directors

STEPHEN RUSSELL

/s/ Stephen Russell
Stephen Russell

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